Exhibit 99

Journal Communications Reports Second Quarter 2008 Results

MILWAUKEE--(BUSINESS WIRE)--Journal Communications, Inc. (NYSE:JRN) today announced results for its second quarter ended June 29, 2008.

Note that unless otherwise indicated, all comparisons are to the second quarter ended July 1, 2007.

For the second quarter 2008, revenue of $140.1 million decreased 5.0% compared to $147.5 million. Earnings from continuing operations were $9.0 million compared to $12.7 million, a decrease of 29.1%. Net earnings were $9.0 million. This compares to net earnings of $14.2 million in the second quarter of 2007, which included a $1.4 million gain from discontinued operations of certain clusters of our community newspapers and shoppers division.

In the second quarter 2008, basic and diluted net earnings per share of class A and B common stock were $0.16 for both basic and diluted compared to $0.21 for both basic and diluted. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.16 for both compared to $0.19 for both. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.00 for both compared to $0.02 for both.

“The economy continued to impact advertising revenues at Journal Communications during the second quarter,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “While television revenue grew in markets like Palm Springs, Omaha, Boise and Lansing and radio revenue grew in Omaha, our larger growth markets continued to experience subdued advertiser spending. Publishing revenue remained soft overall, although our hyper-local community newspapers surrounding Milwaukee grew revenue in the quarter. We were also pleased to see continued increases in online advertising revenues at both the publishing and broadcast sites. Total online revenue was up 15.9% in the second quarter to approximately $4.7 million.

“Looking to the second half of the year, we anticipate positive revenue trends driven by political and issue and Olympics advertising spending at our television business.

“We believe our company is strong financially because we have maintained a solid balance sheet while prudently using capital to repurchase shares. We remain focused on diligent cost control. Broadcast headcount is down about 6% in 2008 from year end 2007. On July 2, Journal Sentinel announced a plan to reduce its workforce by an additional 10%. We estimate the charge for this to be between $3.8 and $4.0 million, most of which will be recorded in the third quarter. We expect cost savings for the remainder of the year to be between $1.4 and $1.6 million. Full year net savings are expected to be between $5.6 and $6.0 million.

“We continue to execute on our growth strategy to grow our total audience and expand our presence in our local markets. So far in 2008, Journal Broadcast Group formed a television duopoly in Palm Springs. We expect to close soon on the acquisition of the assets of KWBA-TV to form a television duopoly in Tucson, and on July 1, we announced an agreement to acquire the assets of KNIN-TV in Boise, subject to regulatory approval, to form another television duopoly in that growth market.”

Consolidated

For the second quarter, revenue of $140.1 million decreased 5.0% compared to $147.5 million. Operating earnings decreased 26.9% to $16.6 million. Operating earnings margin was 11.9% compared to 15.4%. EBITDA (net earnings excluding the gain/loss from discontinued operations, net; total other expense, net; provision for income taxes; depreciation; and amortization) of $23.9 million decreased 20.2% compared to $30.0 million.

Publishing

For the second quarter, publishing revenue decreased 8.5% to $61.8 million compared to $67.6 million, largely due to continued weakness across all advertising categories. Interactive advertising revenue at the daily newspaper increased 11.4% to $3.7 million compared to $3.4 million.

Operating earnings from publishing decreased 44.0% to $5.7 million compared to $10.2 million. Second quarter 2007 included a $0.9 million gain on the sale of our Hartland, Wisconsin facility. Excluding this gain, publishing operating expenses have decreased by 3.6%.

Broadcasting

For the second quarter, broadcasting revenue decreased 4.6% to $53.5 million compared to $56.0 million. Total broadcast political and issue advertising revenue was $0.7 million compared to $0.5 million. Broadcasting operating earnings of $9.7 million were down 14.1% compared to $11.3 million.

For the second quarter, revenue from television stations decreased 4.3% to $32.6 million compared to $34.0 million. Television political and issue advertising revenue was $0.6 million compared to $0.2 million. Operating earnings from television stations decreased 24.4% to $4.6 million compared to $6.0 million. The decrease in operating earnings largely reflects the declines in revenue at our Tucson, Ft. Myers/Naples, Milwaukee and Las Vegas stations. Overall, television operating expenses (including KPSE-LP that was acquired in January 2008) are essentially flat compared to last year.

For the second quarter, revenue from radio stations of $20.9 million was down 5.0% compared to $22.0 million. Operating earnings from radio stations of $5.1 million decreased 2.2% compared to $5.3 million, largely reflecting the declines in revenue partially offset by a 5.9% reduction in radio operating expenses.

Printing Services

For the second quarter, revenue from printing services increased 1.5% to $16.8 million compared to $16.5 million. Operating earnings from printing services decreased 23.8% to $0.8 million compared to $1.0 million, due to increased employee benefit costs and lower margins for printing documentation materials.

Other

For the second quarter, revenue for “Other” of $8.0 million increased 9.2% compared to revenue of $7.4 million due to an increase in our Clearwater, Florida direct marketing business. “Other” operating earnings were $0.4 million compared to $0.2 million.

Discontinued Operations

There were no results from discontinued operations in the second quarter 2008. For the second quarter 2007, the gain from the discontinued operations of certain clusters of our community newspaper and shoppers was $1.4 million.

Non-Operating Items

For the second quarter, other expense, which primarily consists of interest expense, was $1.9 million compared to $2.0 million. The decrease is attributable in large part to a decrease in borrowing rates partially offset by an increase in the average debt outstanding due to repurchases of the Company’s common stock during the quarter.

Stock Repurchase Program

During the second quarter and year-to-date 2008, the Company repurchased 1,777,200 and 5,904,800, respectively, of its class A shares. From the time the Company started repurchasing its common stock in March 2005 through June 29, 2008, the Company has repurchased a total of 21,777,200 shares of common stock, of which 18,577,200 were class A shares.

Third Quarter 2008 Outlook

For the third quarter of 2008, Journal Communications currently anticipates that its publishing revenues will be down compared to the prior year period, reflecting continued challenges in classified advertising, partially offset by continued growth in commercial printing and interactive at the daily newspaper. Television revenues are expected to be up in the low double digit range compared to the prior year period primarily due to political and issue and Olympics advertising. Radio revenues are expected to be slightly down compared to the prior year period.

Conference Call and Webcast

The company will hold an earnings conference call at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0890 (domestic) or (617) 213-4857 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 52260859. A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through August 6, 2008. Replays of the conference call will be available July 22 through July 24. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 97552646. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 52 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 11 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include 121 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)			Two Quarters (B)
	2008	2007	% Change	2008	2007	% Change

Revenue:
Publishing	$ 61,830	$ 67,556	(8.5)	$ 122,541	$ 134,013	(8.6)
Broadcasting	53,457	56,029	(4.6)	102,796	107,725	(4.6)
Printing services	16,775	16,528	1.5	33,296	33,402	(0.3)
Other	8,028	7,352	9.2	15,722	15,518	1.3
Total revenue	140,090	147,465	(5.0)	274,355	290,658	(5.6)

Operating costs and expenses:
Publishing	34,456	35,476	(2.9)	68,365	72,351	(5.5)
Broadcasting	24,212	23,735	2.0	47,627	46,130	3.2
Printing services	13,872	13,408	3.5	27,631	27,573	0.2
Other	6,680	6,153	8.6	12,874	13,076	(1.5)
Total operating costs and expenses	79,220	78,772	0.6	156,497	159,130	(1.7)

Selling and administrative expenses	44,250	45,948	(3.7)	88,650	92,155	(3.8)
Total operating costs and expenses
and selling and administrative
expenses	123,470	124,720	(1.0)	245,147	251,285	(2.4)

Operating earnings	16,620	22,745	(26.9)	29,208	39,373	(25.8)

Other income and (expense):
Interest income	1	1		2	3
Interest expense	(1,894)	(1,984)		(4,163)	(4,982)
Total other income and (expense)	(1,893)	(1,983)	(4.5)	(4,161)	(4,979)	(16.4)

Earnings from continuing operations before income taxes	14,727	20,762	(29.1)	25,047	34,394	(27.2)

Provision for income taxes	5,723	8,060	(29.0)	9,753	13,452	(27.5)

Earnings from continuing operations	9,004	12,702	(29.1)	15,294	20,942	(27.0)

Gain from discontinued operations, net of tax	-	1,448	N/A	400	66,539	(99.4)

Net earnings	$ 9,004	$ 14,150	(36.4)	$ 15,694	$ 87,481	(82.1)

Weighted average number of shares-Class A and B common stock:
Basic	52,163,077	63,648,225		53,536,878	64,455,279
Diluted	52,183,248	68,172,403		53,560,433	68,984,541

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.16	$ 0.19		$ 0.26	$ 0.31
Discontinued operations	-	0.02		0.01	0.98
Net earnings	$ 0.16	$ 0.21		$ 0.27	$ 1.29

Diluted - Class A and B common stock:
Continuing operations	$ 0.16	$ 0.19		$ 0.26	$ 0.30
Discontinued operations	-	0.02		0.01	0.97
Net earnings	$ 0.16	$ 0.21		$ 0.27	$ 1.27

Basic and diluted - Class C common stock:
Continuing operations	$ 0.22	$ 0.26		$ 0.38	$ 0.44
Discontinued operations	-	0.02		0.01	0.98
Net earnings	$ 0.22	$ 0.28		$ 0.39	$ 1.42

(A) 2008 second quarter: March 31, 2008 to June 29, 2008.
2007 second quarter: April 2, 2007 to July 1, 2007.
(B) 2008 two quarters: December 31, 2007 to June 29, 2008.
2007 two quarters: January 1, 2007 to July 1, 2007.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Second Quarter (A)			Two Quarters (B)
	2008	2007	% Change	2008	2007	% Change
Revenue
Publishing	$ 61,830	$ 67,556	(8.5)	$ 122,541	$ 134,013	(8.6)
Broadcasting	53,457	56,029	(4.6)	102,796	107,725	(4.6)
Printing services	16,775	16,528	1.5	33,296	33,402	(0.3)
Other	8,028	7,352	9.2	15,722	15,518	1.3
	$ 140,090	$ 147,465	(5.0)	$ 274,355	$ 290,658	(5.6)

Operating earnings
Publishing	$ 5,707	$ 10,189	(44.0)	$ 9,955	$ 15,233	(34.6)
Broadcasting	9,714	11,303	(14.1)	16,846	21,298	(20.9)
Printing services	799	1,049	(23.8)	1,578	2,047	(22.9)
Other	400	204	96.1	829	795	4.3
	$ 16,620	$ 22,745	(26.9)	$ 29,208	$ 39,373	(25.8)

Depreciation and amortization
Publishing	$ 3,163	$ 3,206	(1.3)	$ 6,392	$ 6,813	(6.2)
Broadcasting	3,323	3,247	2.3	6,644	6,395	3.9
Printing services	584	535	9.2	1,151	1,025	12.3
Other	237	263	(9.9)	474	523	(9.4)
	$ 7,307	$ 7,251	0.8	$ 14,661	$ 14,756	(0.6)

(A) 2008 second quarter: March 31, 2008 to June 29, 2008.
2007 second quarter: April 2, 2007 to July 1, 2007.
(B) 2008 two quarters: December 31, 2007 to June 29, 2008.
2007 two quarters: January 1, 2007 to July 1, 2007.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	Second Quarter of 2008 (A)			Second Quarter of 2007 (B)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 21,220	$ 7,423	$ 28,643	$ 22,746	$ 7,808	$ 30,554	(6.7)	(4.9)	(6.3)
Classified	12,103	1,558	13,661	15,573	1,638	17,211	(22.3)	(4.9)	(20.6)
National	1,514	--	1,514	1,892	--	1,892	(20.0)	N/A	(20.0)
Direct Marketing	859	--	859	1,080	--	1,080	(20.5)	N/A	(20.5)
Other	--	83	83	--	63	63	N/A	31.7	31.7
Total advertising revenue	35,696	9,064	44,760	41,291	9,509	50,800	(13.6)	(4.7)	(11.9)
Circulation revenue	12,529	279	12,808	12,831	243	13,074	(2.4)	14.8	(2.0)
Other revenue	3,435	827	4,262	2,560	1,122	3,682	34.2	(26.3)	15.8
Total revenue	$ 51,660	$ 10,170	$ 61,830	$ 56,682	$ 10,874	$ 67,556	(8.9)	(6.5)	(8.5)

	Two Quarters of 2008 (C)			Two Quarters of 2007 (D)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 41,186	$ 14,079	$ 55,265	$ 43,511	$ 14,934	$ 58,445	(5.3)	(5.7)	(5.4)
Classified	24,393	2,763	27,156	31,132	3,067	34,199	(21.6)	(9.9)	(20.6)
National	3,520	--	3,520	4,320	--	4,320	(18.5)	N/A	(18.5)
Direct Marketing	1,634	--	1,634	2,168	--	2,168	(24.6)	N/A	(24.6)
Other	--	195	195	--	251	251	N/A	(22.3)	(22.3)
Total advertising revenue	70,733	17,037	87,770	81,131	18,252	99,383	(12.8)	(6.7)	(11.7)
Circulation revenue	24,837	540	25,377	25,525	584	26,109	(2.7)	(7.5)	(2.8)
Other revenue	7,725	1,669	9,394	6,461	2,060	8,521	19.6	(19.0)	10.2
Total revenue	$ 103,295	$ 19,246	$ 122,541	$ 113,117	$ 20,896	$ 134,013	(8.7)	(7.9)	(8.6)

(A) 2008 second quarter: March 31, 2008 to June 29, 2008.
(B) 2007 second quarter: April 2, 2007 to July 1, 2007.
(C) 2008 two quarters: December 31, 2007 to June 29, 2008.
(D) 2007 two quarters: January 1, 2007 to July 1, 2007.

NOTE:

Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2008	2007	2008	2007

Net earnings	$ 9,004	$ 14,150	$ 15,694	$ 87,481
Gain from discontinued operations, net	-	(1,448)	(400)	(66,539)
Provision for income taxes	5,723	8,060	9,753	13,452
Total other expense, net	1,893	1,983	4,161	4,979
Depreciation	6,803	6,776	13,665	13,805
Amortization	504	475	996	951
EBITDA	$ 23,927	$ 29,996	$ 43,869	$ 54,129

(A) 2008 second quarter: March 31, 2008 to June 29, 2008.
2007 second quarter: April 2, 2007 to July 1, 2007.
(B) 2008 two quarters: December 31, 2007 to June 29, 2008.
2007 two quarters: January 1, 2007 to July 1, 2007.

We define EBITDA as net earnings excluding gain/loss from discontinued operations, net, provision for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	June 29,
	2008	December 30,
	(unaudited)	2007
ASSETS
Current assets:
Cash and cash equivalents	$ 4,218	$ 6,256
Receivables, net	80,199	86,197
Inventories, net	6,423	7,258
Prepaid expenses	9,388	13,066
Deferred income taxes	6,743	6,821
Total current assets	106,971	119,598
Property and equipment, net	218,798	223,800
Goodwill	236,607	232,538
Broadcast licenses	225,507	223,529
Other intangible assets, net	24,978	25,702
Prepaid pension costs	15,861	15,298
Other assets	16,157	16,502
Total assets	$ 844,879	$ 856,967

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 21,192	$ 30,026
Accrued compensation	15,795	16,871
Accrued employee benefits	7,950	10,390
Deferred revenue	14,822	14,936
Accrued income taxes	850	219
Other current liabilities	6,993	7,757
Current portion of long-term liabilities	4,345	4,508
Total current liabilities	71,947	84,707
Accrued employee benefits	24,613	25,157
Long-term notes payable to banks	211,515	178,885
Deferred income taxes	72,185	67,664
Other long-term liabilities	10,523	12,992
Shareholders' equity	454,096	487,562
Total liabilities and shareholders' equity	$ 844,879	$ 856,967

CONTACT:
Journal Communications, Inc.
Paul M. Bonaiuto
Executive Vice President and Chief Financial Officer
414-224-2728